Exhibit 99.1

Donaldson Reports Fiscal 2018 First Quarter Earnings

Sales increased 16.6 percent, with Engine up 24.9 percent and Industrial up 1.8 percent

Full-year 2018 sales now expected to increase between 10 percent and 14 percent

MINNEAPOLIS--(BUSINESS WIRE)--November 30, 2017--Donaldson Company, Inc. (NYSE: DCI) today announced first quarter 2018 net earnings of $60.9 million, or $0.46 per share,1 compared with 2017 net earnings of $58.0 million, or $0.43 per share. The prior year results included a one-time gain of approximately 5 cents per share related to the settlement of claims in an escrow account (the “Settlement”) that had been established with Donaldson’s acquisition of Northern Technical, L.L.C. in 2015.2 Excluding the impact from the Settlement in the prior year, Donaldson’s first quarter 2018 earnings per share (EPS) increased 21.1 percent from 2017.

“We delivered record first quarter revenue and are now forecasting full-year sales, operating margin and earnings above our initial projections,” said Tod Carpenter, chairman, president and chief executive officer. “The Engine segment continues to gain momentum, with sales of both first-fit products and replacement parts up significantly from last year. We are also seeing market conditions improve in the Industrial segment, particularly in our Industrial Filtration Solutions business.

“We expect favorable market conditions to extend through the balance of our fiscal year, giving us confidence that we can deliver strong earnings growth while investing back into our company. As we outlined last quarter, we plan to spend an incremental $10 million to $15 million of expense this year on capacity expansion, customer engagement through e-commerce and technology development. These investments directly align with our strategic priorities, and I am confident that they will create long-term value for our shareholders.”

[1]	All earnings per share figures refer to diluted earnings per share.
[2]	See the “Accounting Considerations” section of this release for more information.

First Quarter 2018 Performance

First quarter 2018 sales increased 16.6 percent to $644.8 million from $553.0 million last year. The year-over-year increase includes a benefit of approximately 1.7 percent from currency translation and 1.6 percent from acquisitions completed by the company during fiscal 2017.

Compared with the prior year, first quarter 2018 sales increased 24.9 percent in the Engine Products segment and 1.8 percent in the Industrial Products segment, or 23.2 percent and 0.1 percent, respectively, excluding the benefit from currency translation. The table below illustrates year-over-year performance with and without the impact from currency translation.

	Three months ended
	October 31, 2017
		Constant
	Reported	Currency
	% Change	% Change

Off-Road	37.0%	35.1%
On-Road	25.6	25.8
Aftermarket	24.7	22.8
Aerospace and Defense	(0.5)	(2.3)
Engine Products	24.9%	23.2%

Industrial Filtration Solutions	6.5%	4.6%
Gas Turbine Systems	(19.0)	(20.1)
Special Applications	4.0	2.5
Industrial Products	1.8%	0.1%

Total Company	16.6%	14.9%

Donaldson’s first quarter 2018 operating income rate increased to 14.1 percent from 13.8 percent last year. Gross margin declined 0.3 percentage points to 34.8 percent from 35.1 percent, reflecting an unfavorable mix of products, higher raw materials costs and incremental expense associated with higher-than-expected demand, partially offset by fixed cost absorption on higher sales than the prior year. Operating expense as a rate of sales (“expense rate”) declined approximately 0.6 percentage points to 20.7 percent from 21.3 percent, driven by expense leverage on increasing sales, partially offset by higher incentive compensation. Additionally, Donaldson this fiscal year moved its annual stock option incentive grant to first quarter from second quarter, which added approximately 0.5 percentage points to the first quarter 2018 expense rate.

Donaldson’s first quarter 2018 net other expense was $0.8 million, compared with net other income in 2017 of $8.1 million, which included a benefit of $6.8 million from the Settlement. First quarter interest expense was $5.2 million in 2018, compared with $4.8 million in 2017. The Company’s first quarter 2018 effective income tax rate increased to 28.1 percent from 27.3 percent in 2017.

During first quarter 2018, Donaldson repurchased 933 thousand shares, or 0.7 percent, of its common stock at an average price of $45.72 for a total investment of $42.6 million. Donaldson paid dividends of $23.4 million in first quarter 2018.

Fiscal 2018 Outlook

Donaldson expects fiscal 2018 GAAP EPS between $1.90 and $2.04, an increase of approximately 6 percent from prior guidance of $1.79 to $1.93. The midpoint of the revised guidance range reflects an increase from prior year GAAP and adjusted EPS of 13.2 percent and 16.6 percent, respectively.

The Company is now forecasting full-year sales to increase 10 percent to 14 percent, compared with the prior forecast of 4 percent to 8 percent. The favorable impact from currency translation and benefit from acquisitions Donaldson completed during fiscal 2017 is now expected to contribute approximately 4 percent to the year-over-year growth, compared with 2 percent in prior guidance. The change reflects an increased benefit from currency translation.

Sales of Engine Products are expected to increase 13 percent to 17 percent from 2017, compared with an increase between 6 percent and 10 percent in prior guidance. The Engine Products forecast reflects growth in all businesses: Aftermarket, Off-Road, On-Road, and Aerospace and Defense. Fiscal 2018 Industrial Products segment sales are now expected to increase between 4 percent and 8 percent, compared with flat to up 4 percent in prior guidance. Sales of Industrial Filtration Solutions and Special Applications are expected to increase, while Gas Turbine Systems sales are forecast to decline.

Donaldson now expects full-year 2018 operating margin between 14.1 percent and 14.5 percent, an increase from prior guidance of 14.0 percent to 14.4 percent. Compared with the prior year, the midpoint of the operating margin guidance range reflects an increase of 0.4 percentage points. The Company forecasts 2018 interest expense of approximately $21 million and other income between $3 million and $7 million. The forecast for fiscal 2018 effective income tax rate is between 27.4 percent and 29.4 percent.

The Company expects fiscal 2018 capital expenditures of $80 million to $100 million and cash conversion between 75 percent and 90 percent. Donaldson plans to repurchase approximately 2 percent of its outstanding shares in fiscal 2018.

Accounting Considerations

During first quarter 2017, Donaldson recorded income of $6.8 million related to the settlement of claims against an escrow account that had been established in connection with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The income was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings. The income was excluded from the calculation of adjusted EPS, a non-GAAP measure that excludes certain items not related to the ongoing operations of the Company. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

Miscellaneous

The Company will webcast its first quarter 2018 earnings conference call today at 9:00 a.m. CST. To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available within the Events & Presentations section of the Company’s Investor Relations website beginning at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the Company’s ability to develop new information technology systems and maintain and upgrade existing systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2017. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,

	2017	2016	Change

Net sales	$644.8	$553.0	16.6%
Cost of sales	420.5	358.8	17.2
Gross profit	224.3	194.2	15.5
Operating expenses	133.6	117.8	13.4
Operating income	90.7	76.4	18.8
Other expense (income), net	0.8	(8.1)	(110.1)
Interest expense	5.2	4.8	9.1
Earnings before income taxes	84.7	79.7	6.2
Income taxes	23.8	21.7	9.4
Net earnings	$60.9	$58.0	5.0%

Weighted average shares – basic	130.8	133.4	(1.9)
Weighted average shares – diluted	132.7	134.6	(1.4)
Net earnings per share – basic	$0.47	$0.43	9.3%
Net earnings per share – diluted	$0.46	$0.43	7.0%

Cash dividends paid per share	$0.180	$0.175	2.9%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31,	July 31,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$349.6	$308.4
Accounts receivable, net	483.0	497.7
Inventories, net	319.6	293.5
Prepaid expenses and other current assets	52.1	51.4
Total current assets	1,204.3	1,151.0
Property, plant and equipment, net	483.8	484.6
Other assets and deferred taxes	344.3	344.1
Total assets	$2,032.4	$1,979.7

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$13.8	$23.3
Current maturities of long-term debt	25.4	50.6
Trade accounts payable	190.6	194.0
Other current liabilities	185.3	216.2
Total current liabilities	415.1	484.1
Long-term debt	631.7	537.3
Other long-term liabilities and deferred taxes	104.6	103.8
Total liabilities	1,151.4	1,125.2

Total shareholders' equity	881.0	854.5
Total liabilities & shareholders' equity	$2,032.4	$1,979.7

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2017	2016
Operating Activities
Net earnings	$60.9	$58.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18.9	18.9
Deferred income taxes	0.2	(0.8)
Stock compensation plan expense	6.7	1.5
Other, net	0.8	(7.6)
Changes in operating assets and liabilities, excluding effect of acquired businesses	(23.6)	31.5
Net cash provided by operating activities	63.9	101.5

Investing Activities
Net expenditures on property, plant and equipment	(19.9)	(12.4)
Acquisitions, net of cash acquired	0.8	(10.9)
Net cash used in investing activities	(19.1)	(23.3)

Financing Activities
Change in long-term debt	69.8	(0.3)
Change in short-term borrowings	(9.1)	4.4
Purchase of treasury stock	(42.6)	(41.4)
Dividends paid	(23.4)	(23.2)
Tax withholding for stock compensation transactions	(0.5)	(0.8)
Exercise of stock options	3.9	4.3
Net cash used in financing activities	(1.9)	(57.0)
Effect of exchange rate changes on cash	(1.7)	(2.2)
Increase in cash and cash equivalents	41.2	19.0
Cash and cash equivalents, beginning of year	308.4	243.2
Cash and cash equivalents, end of year	$349.6	$262.2

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended
	October 31,
	2017	2016

Gross margin	34.8%	35.1%

Operating expenses rate	20.7%	21.3%

Operating income rate	14.1%	13.8%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended
	October 31,
	2017	2016	Change
NET SALES
Engine Products segment
Off-Road	$75.0	$54.7	37.0%
On-Road	33.3	26.5	25.6
Aftermarket	309.1	247.9	24.7
Aerospace and Defense	24.7	24.8	(0.5)
Total Engine Products segment	$442.1	$353.9	24.9%

Industrial Products segment
Industrial Filtration Solutions	$134.5	$126.3	6.5%
Gas Turbine Systems	26.3	32.5	(19.0)
Special Applications	41.9	40.3	4.0
Total Industrial Products segment	$202.7	$199.1	1.8%

Total Company	$644.8	$553.0	16.6%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$63.6	$45.4	40.0%
Industrial Products segment	30.0	38.3	(21.7)
Corporate and Unallocated	(8.9)	(4.0)	123.1
Total Company	$84.7	$79.7	6.2%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	14.4%	12.8%	1.6
Industrial Products segment	14.8%	19.2%	(4.4)

Note: Percentage is calculated by dividing earnings before income taxes by sales.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2017	2016

Net cash provided by operating activities	$63.9	$101.5
Net capital expenditures	(19.9)	(12.4)
Free cash flow	$44.0	$89.1

Net earnings	$60.9	$58.0
Income taxes	23.8	21.7
Interest expense	5.2	4.8
Depreciation and amortization	18.9	18.9
EBITDA	$108.8	$103.4

Net earnings	$60.9	$58.0
Settlement, net of tax	—	(6.8)	(a)
Adjusted Net Earnings	$60.9	$51.2

Diluted EPS	$0.46	$0.43
Settlement per share	—	(0.05)	(a)
Adjusted Diluted EPS	$0.46	$0.38

(a) See the “Accounting Considerations” section of this press release for additional information.

Although free cash flow, EBITDA, adjusted net earnings and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

CONTACT:
Donaldson Company, Inc.
Brad Pogalz, 952-887-3753